SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K



                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported): AUGUST 29, 1997




                               PAN AM CORPORATION






                   9300 N.W. 36TH STREET, MIAMI, FLORIDA 33178


                                  305-873-3000



State of Incorporation         Commission File Number    I.R.S. Employer Identification Number

   STATE OF FLORIDA                  0-23444                          65-0450311

ITEM 5.           OTHER EVENTS

         (a) As previously announced, on March 20, 1997, Pan Am Corporation (the "Registrant") entered into an acquisition agreement (the "Merger Agreement"), as amended, among the Registrant, CAL Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of the Registrant ("acquisition subsidiary"), Air Holding Company, a Florida corporation ("AHC"), and Carnival Air Lines, Inc. ("Carnival Air"), pursuant to which, among other things, (i) acquisition subsidiary will be merged with and into Carnival Air, as a result of which Carnival Air will become a wholly-owned subsidiary of the Registrant (the "Merger"), and (ii) all outstanding shares of Carnival Air common stock will be converted into an aggregate of 9,523,810 shares of the Registrant's common stock, par value $.0001 per share (the "Common Stock"), which will constitute approximately 46% of the then outstanding shares of Common Stock, without giving effect to the issuance of (a) approximately 4,748,000 shares of Common Stock upon the exercise of outstanding options and warrants to purchase Common Stock and (b) the shares of Common Stock issuable upon the conversion of the Registrant's outstanding shares of Series A Convertible Preferred Stock and Series B Junior Convertible Preferred Stock. The consummation of the Merger is subject to the satisfaction of a limited number of conditions, including the approval by the Registrant's shareholders of the issuance of the shares of Common Stock to be issued in connection with the Merger.

         (b) The Registrant is currently engaged in discussions with one or more investment banking firms with respect to conducting an offering of up to $115,000,000 of its securities pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the "Act"). It is anticipated that such securities will be a new series of convertible preferred stock. It is further contemplated that all subscriptions for such securities would be received prior to the consummation of the Merger and that the release of such funds and the closing of such offering would be conditioned upon the consummation of the Merger. It is currently anticipated that the proceeds from such offering will be used to (i) repay Carnival Air's indebtedness, (ii) repay the Registrant's $5 million cash incentive "bridge loan" received from Metropolitan Dade County, Florida, (iii) redeem the Company's Series A Convertible Preferred Stock for approximately $22.5 million and (iv) for general working capital purposes. It is further anticipated that upon closing of such offering, the Company will redeem or convert all of the outstanding shares of the Series B Junior Convertible Preferred Stock. If the Company proceeds with such offering the securities offered thereby will not be registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. There can be no assurances that any such offering will ever be consummated.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

         (a) Financial Statements of Carnival Air Lines, Inc. and Report of Independent Certified Public Accountants.

                  1.       Report of Independent Certified Public Accountants

                  2.       Balance Sheets at June 30, 1996 and 1997.

                  3. Statements of Operations for the years ended June 30, 1995, 1996 and 1997.

                  4.       Statements of Stockholders' Equity (Deficit)

                  5.       Statements of Cash Flows

                  6.       Notes to Financial Statements

         (b) The Registrant and Carnival Air Lines, Inc. Pro Forma Combined Condensed Balance Sheet and Statements of Operation (unaudited).

         (c)      Exhibits.

                  1.       Consent of Price Waterhouse LLP.

ITEM 7(a)

                         INDEX TO FINANCIAL STATEMENTS


 CARNIVAL AIR LINES, INC.

 Report of Independent Certified Public Accountants   ......................4
 Balance Sheets at June 30, 1995, 1996 and 1997 ............................5
 Statements of Operations for the years ended June 30, 1995, 1996 and 1997 .6
 Statements of Stockholders' Equity ........................................7
 Statements of Cash Flows  .................................................8
 Notes to Financial Statements   ...........................................9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of Carnival Air Lines, Inc.


     In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Carnival Air Lines, Inc. at June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered significant losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




PRICE WATERHOUSE LLP
Fort Lauderdale, Florida
August 15, 1997

                           CARNIVAL AIR LINES, INC.
                                 BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)


                                                                                  JUNE 30,
                                                                           -----------------------
                                                                             1997         1996
                                                                           ------------   --------
ASSETS
Current assets:
 Cash and cash equivalents .............................................    $     674     $   869
 Deposits held in escrow   .............................................        1,057       1,842
 Accounts receivable, net of allowance for doubtful accounts
   of $616 and $430  ...................................................       10,390      16,748
 Deposits, primarily securing leased aircraft   ........................          443         506
 Prepaid expenses and other assets  ....................................        6,222       7,745
 Deferred income taxes  ................................................            -         770
 Parts and supplies inventories  .......................................          786       1,520
                                                                            ---------     --------
   Total current assets ................................................       19,572      30,000
Property and equipment, net   ..........................................       16,507      34,237
Other assets, primarily long term deposits securing leased aircraft  ...        2,061       3,976
Goodwill, net of accumulated amortization of $289 in 1996...............            -       1,201
                                                                            ---------     --------
                                                                            $  38,140     $69,414
                                                                            =========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Line of credit and note payable .......................................    $   2,228     $     -
 Accounts payable ......................................................       24,316      11,093
 Accrued expenses and other liabilities   ..............................       30,617      17,563
 Unearned transportation revenue .......................................       24,019      22,384
                                                                            ---------     --------
   Total current liabilities  ..........................................       81,180      51,040
Line of credit .........................................................       26,050      10,000
Deferred income taxes   ................................................            -       2,168
                                                                            ---------     --------
   Total Liabilities ...................................................      107,230      63,208
                                                                            ---------     --------
Commitments and contingencies (Note 6) .................................            -           -
Stockholders' equity (deficit):
 Common stock; $.0002105 par value, 20,000,000 shares
   authorized, 3,166,667 shares issued and outstanding   ...............            1           1
 Additional paid-in-capital   ..........................................        2,019       2,019
 Retained earnings (deficit)  ..........................................      (71,110)      4,186
                                                                            ---------     --------
  Total stockholders' equity (deficit) .................................      (69,090)      6,206
                                                                            ---------     --------
                                                                            $  38,140     $69,414
                                                                            =========     ========

   The accompanying notes are an integral part of these financial statements.

                           CARNIVAL AIR LINES, INC.
                            STATEMENTS OF OPERATIONS
               (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)


                                                             YEARS ENDED JUNE 30,
                                                   -----------------------------------------
                                                      1997          1996          1995
                                                   -------------   ----------   ------------
Revenues .......................................    $ 260,826      $269,270      $199,622
Operating expenses:
 Direct operating costs:
  Aircraft fuel   ..............................       51,824        44,749        31,722
  Aircraft and traffic servicing ...............       41,990        38,163        29,586
  Flying operations  ...........................       66,137        56,336        44,557
  Maintenance expenses  ........................       64,295        43,843        30,719
  Passenger service expenses  ..................       23,490        23,296        16,855
 Selling, general and administrative   .........       54,062        55,028        37,803
 Depreciation and amortization   ...............        6,318         5,233         4,359
 Costs associated with returned aircraft  ......       13,695             -             -
 Impairment loss  ..............................       12,536             -             -
 Provision for bad debts   .....................        1,873           263           622
                                                    ---------      --------      --------
   Total operating expenses   ..................      336,220       266,911       196,223
                                                    ---------      --------      --------
Operating (loss) income ........................      (75,394)        2,359         3,399
                                                    ---------      --------      --------
Other (expense) income:
 Interest income  ..............................          180           256           127
 Interest expense ..............................       (1,480)          (91)         (459)
                                                    ---------      --------      --------
   Total other (expense) income  ...............       (1,300)          165          (332)
(Loss) income before (benefit) provision for
  income taxes .................................      (76,694)        2,524         3,067
(Benefit) provision for income taxes   .........       (1,398)        1,693           565
                                                    ---------      --------      --------
Net (loss) income ..............................    $ (75,296)     $    831      $  2,502
                                                    =========      ========      ========
(Loss) earnings per share  .....................    $  (23.78)     $   0.26      $   0.79
                                                    =========      ========      ========

   The accompanying notes are an integral part of these financial statements.

                           CARNIVAL AIR LINES, INC.
                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                           (IN THOUSANDS OF DOLLARS)



                                          COMMON STOCK
                                        ----------------
                                                                ADDITIONAL
                                                                PAID-IN           RETAINED
                                     SHARES       PAR VALUE     CAPITAL       EARNINGS (DEFICIT)       TOTAL
                                    -----------   -----------   -----------   --------------------   ------------
Balance at June 30, 1994   ......   2,850,000          1          $1,349          $      853          $   2,203
Net income  .....................           -          -               -               2,502              2,502
                                    ----------         --         -------         ----------          ---------
Balance at June 30, 1995   ......   2,850,000          1           1,349               3,355              4,705
Net income  .....................           -          -               -                 831                831
Exercise of stock options  ......     316,667          -             670                   -                670
                                    ----------         --         -------         ----------          ---------
Balance at June 30, 1996   ......   3,166,667          1           2,019               4,186              6,206
Net loss ........................           -          -               -             (75,296)           (75,296)
                                    ----------         --         -------         ----------          ---------
Balance at June 30, 1997   ......   3,166,667          1          $2,019          $  (71,110)         $ (69,090)
                                    ==========         ==         =======         ==========          =========

   The accompanying notes are an integral part of these financial statements.

                           CARNIVAL AIR LINES, INC.
                            STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)


                                                                                YEARS ENDED JUNE 30,
                                                                       ---------------------------------------
                                                                         1997          1996          1995
                                                                       -----------   -----------   -----------
Cash flows from operating activities:
 Net (loss) income  ................................................   $(75,296)     $    831      $  2,502
 Adjustments to reconcile net (loss) income to net
   cash provided from operating activities:
   Impairment loss  ................................................     12,536             -             -
   Costs associated with returned aircraft, net   ..................     12,982             -             -
   Compensation expense related to option plans   ..................          -           570             -
   Amortization of maintenance overhauls ...........................     13,659         4,530         3,795
   Depreciation and amortization--other  ...........................      6,318         5,233         4,359
   Provision (benefit) for deferred income taxes  ..................     (1,398)        1,433          (395)
   Provision for bad debts   .......................................      1,873           263           622
   Loss on sale of aircraft  .......................................        241             -             -
   Changes in operating assets and liabilities:
   (Increase) decrease in:
    Deposits held in escrow  .......................................        785          (331)          442
    Accounts receivable   ..........................................      2,162        (7,747)       (2,260)
    Parts and supplies inventory   .................................        734        (1,274)          (82)
    Prepaid expenses and other assets ..............................       (576)       (5,350)          471
    Deposits and other assets   ....................................      1,715        (1,971)          158
   (Decrease) increase in:
    Accounts payable   .............................................     12,223         1,307         2,792
    Accrued expenses and other liabilities  ........................        206         8,438         1,185
    Unearned transportation revenue   ..............................      1,634         6,613         1,759
    Income taxes payable  ..........................................          -          (660)          360
                                                                       ---------     ---------     ---------
 Net cash (used in) provided from operating activities  ............    (10,202)       11,885        15,708
                                                                       ---------     ---------     ---------
Cash flows from investing activities:
 Additions to property and equipment, net of reimbursements from
  lessor for overhaul reserves  ....................................    (11,601)      (21,690)      (10,537)
Proceeds from sale of aircraft and equipment   .....................      5,000             -             -
                                                                       ---------     ---------     ---------
Net cash used in investing activities ..............................     (6,601)      (21,690)      (10,537)
                                                                       ---------     ---------     ---------
Cash flows from financing activities:
 Exercise of options   .............................................          -           100             -
 Repayments on line of credit, net .................................          -             -        (4,400)
 Advances on lines of credit .......................................     18,050        10,000             -
 Principal payments on notes payable, including down payment  ......     (1,442)            -             -
 Proceeds from employee stock purchase plan ........................          -             -            70
 Refunds from employee stock purchase plan  ........................          -          (295)         (270)
                                                                       ---------     ---------     ---------
Net cash provided from (used in) financing activities   ............     16,608         9,805        (4,600)
                                                                       ---------     ---------     ---------
 Net (decrease) increase in cash and cash equivalents   ............       (195)            -           571
Cash and cash equivalents at beginning of year .....................        869           869           298
                                                                       ---------     ---------     ---------
Cash and cash equivalents at end of year ...........................   $    674      $    869      $    869
                                                                       =========     =========     =========
Supplemental disclosure of cash flow information:
 Interest paid   ...................................................   $  1,326      $     16      $    600
                                                                       =========     =========     =========
 Income taxes paid  ................................................   $     20      $  2,457      $    830
                                                                       =========     =========     =========
Supplemental disclosure of noncash activities:
 Issuance of note payable for purchase of aircraft   ...............   $  1,670      $      -      $      -
                                                                       =========     =========     =========
 Accrued engine overhauls ..........................................   $  7,600      $  1,680      $      -
                                                                       =========     =========     =========

      The accompanying notes are an integral part of financial statements.

                           CARNIVAL AIR LINES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION


     Carnival Air Lines, Inc. ("Carnival Air Lines" or the "Company") was formed in 1988 as a corporation organized under the laws of the State of Florida. The Company is engaged in the airline business and is a United States scheduled air carrier. The Company also performs repair services for its aircraft and third parties. The Company is a majority owned subsidiary of Air Holding Company (the "Parent"). The Company is headquartered in Fort Lauderdale, Florida and its principal markets are the Northeast Corridor, Florida and the Caribbean.


     In March 1997, the Company entered into an agreement with Pan Am Corporation, Inc. ("Pan Am") pursuant to which the Company will be acquired by Pan Am. Following the proposed merger, the Company's shareholders will own approximately 46% of Pan Am (See Note 12.)


2. BASIS OF PRESENTATION


     The financial statements have been prepared on the basis that the Company will continue as a going concern. However, as a result of changes in the business environment, the Company has incurred significant operating losses and negative cash flow through June 30, 1997. As noted in Note 6, the Company was in default on 4 of its leases and certain of its other leases contain cross-default provisions. These losses and negative cash flow have resulted in high levels of debt, and a significant stockholders' deficit and working capital deficit. The presence of such debt stockholders' deficit and working capital deficit will adversely affect the Company's ability to obtain future financing. The Company does not believe it has sufficient resources to fund the next fiscal year's capital needs and will not generate sufficient cash flow to adequately fund its current operations. Accordingly, the Company believes it will be necessary to continue to defer certain payables and to raise additional funds through various means, including the sale of certain aircraft or other assets. If these measures are unsuccessful, the Company could be forced to seek protection under bankruptcy laws. The Company and Pan Am have entered into a merger agreement. Pan Am is a start-up that has limited operations which commenced on September 26, 1996. Although Pan Am is a start-up airline and has incurred significant losses, the Company believes the proposed merger with Pan Am will provide additional means of financing through certain proposed offerings. There can be no assurance that sources of funds will be available in amounts sufficient for the Company to meet its obligations. In the event the Company is unable to obtain financing, it may be required to adopt one or more alternatives, such as reducing or delaying additional expenditures or otherwise curtailing operations.


     There can be no assurances that any of such alternatives will provide sufficient cash to meet the Company's obligations.


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


REVENUE RECOGNITION


     Passenger ticket sales are recorded as unearned transportation revenue and are recognized as passenger revenue upon completion of the flight. Charter revenue is recognized as earned revenue when transportation is provided.


CASH AND CASH EQUIVALENTS


     Cash and cash equivalents include all investments purchased with a maturity of three months or less. Included in accounts payable at June 30, 1997 and 1996, respectively, is approximately $2,005,000 and $442,000 of book overdrafts. Such overdrafts represent outstanding checks in excess of funds on deposit at a particular institution.

                           CARNIVAL AIR LINES, INC.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

DEPOSITS HELD IN ESCROW


     Deposits held in escrow consist of deposits for charter flights which are required to be maintained in escrow until the charter flight is completed. These amounts are primarily utilized within a short time period.


PARTS AND SUPPLIES INVENTORIES


     Inventory consists of expendable parts, materials and supplies to be used by the Company and is stated at cost (as determined on a first-in, first-out
(FIFO) basis).


PREPAID EXPENSES AND OTHER ASSETS


     Included in prepaid expenses and other assets are estimated reserve reimbursements of approximately $2,750,000 as of June 30, 1997 and tax receivables of $2,800,000 as of June 30, 1996. Also included are prepaid commissions of $1,682,000 and $1,820,000 as of June 30, 1997 and June 1996,
respectively.


GOODWILL AND LONG-LIVED ASSET, INCLUDING IMPAIRMENT


     In 1988, the Company acquired all of the outstanding stock of Pacific Interstate Airlines, Inc. for cash. The purchase price was allocated to the acquired assets and liabilities based upon their estimated fair market value on the date of acquisition with the remainder being allocated to goodwill. Goodwill historically has been amortized using the straight-line method over 40 years. In accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company reviewed the recoverability of goodwill and other long-lived assets.


     Based on this review, the Company recognized an impairment related to the goodwill amounting to approximately $1.2 million in fiscal 1997, which is included in impairment loss in the statement of operations. Additionally, pursuant to the review of the Company's long-lived assets, the Company recorded a charge of approximately $11.3 million. (See Property and Equipment and Airframe and Engine Maintenance). The Company determined that the goodwill, certain airframe and maintenance overhauls and other leasehold improvements were impaired as a result of the significant losses incurred during fiscal 1997 and an analysis of the future recoverability and accordingly, the assets were recorded at the lesser of cost or fair value. Fair value was determined based upon appraisals in the case of owned assets and recoverable costs for leased assets and other long-lived assets.


PROPERTY AND EQUIPMENT AND AIRFRAME AND ENGINE MAINTENANCE


     Flight equipment is carried at cost. At June 30, 1997, the Company's fleet consists of 2 owned aircraft and 23 aircraft under operating leases. In July 1997, pursuant to defaults which existed at June 30, 1997, 4 of these aircraft, which were operated under operating leases, were repossessed resulting in charges amounting to $13.7 million (see Note 6). Depreciation and amortization of owned airframes, engines and engine overhauls are computed using the straight-line method to estimated residual values over periods ranging from 8 to 10 years. Improvements to leased flight equipment are amortized over the shorter of the term of the lease or the related asset life. As of June 30, 1997, remaining lease terms ranged between 1 month and 7 years.

                           CARNIVAL AIR LINES, INC.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     The Company's aircraft fleet is regularly rotated through maintenance overhaul procedures. Costs associated with maintenance overhauls are capitalized and amortized to maintenance expense over the shorter of the period until the next scheduled overhaul (based on operating cycles) or the remaining lease term, as applicable and are included in the property and equipment caption in the balance sheet. Monthly payments of maintenance lease reserves, in accordance with lease contracts, are expensed as incurred. These monthly payments are reimbursed by the lessor to the Company when certain overhauls are completed. As a result of the addition of the A300's to the fleet during 1997 and 1996, the Company incurred higher than expected maintenance costs on the A300's which were realized as the maintenance cycle became due. The overhauls for the A300's were in excess of the reserves held by the lessors which resulted in the Company capitalizing large amounts of overhaul costs during fiscal 1997. As a result of the SFAS 121 analysis, the Company recorded a charge of approximately $10.3 million on leased airframes and maintenance overhauls and $1.0 million on owned airframes and engine overhauls representing an adjustment to fair value.


     Rotable and repairable equipment are depreciated on a group basis over their estimated useful lives which range from 7 to 10 years. The cost of routine maintenance is charged to expense as incurred.


     Furniture and equipment are depreciated using the straight-line method over useful lives ranging from 3 to 5 years.


INCOME TAXES


     The Company is included in the Parent's consolidated federal tax return. An intercorporate tax allocation agreement requires the Company to record income tax expense on a separate company return basis with certain limitations. The related income tax balance sheet accounts reflect benefits or liabilities which are ultimately realized through the Parent. As of June 30, 1997 and 1996, balances owed to affiliates amounted to approximately $500,000.


     Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes," requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse (see Note 7).


ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER LIABILITIES


     Included in accounts payable are passenger facility charges due to various airports of approximately $333,000 and $340,000 as of June 30, 1997 and 1996, respectively. Included in accrued expenses and other liabilities are accrued fuel costs of approximately $2,265,000 and $3,087,000 and accrued engine overhaul costs of $7,600,000 and $1,680,000 as of June 30, 1997 and 1996,
respectively.


FAIR VALUE OF FINANCIAL INSTRUMENTS


     The Company's financial instruments consist primarily of instruments without extended maturities whose fair value approximates their carrying value.

                           CARNIVAL AIR LINES, INC.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

USE OF ESTIMATES


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include the long-lived asset impairment, the estimated liability for returned aircraft, the valuation allowance for income taxes and accruals for certain other litigation (including the customs litigation). Actual results could differ from those estimates.


ADVERTISING EXPENSE


     All advertising costs are expensed as incurred. Advertising expense totalled $4,175,000, $5,380,000 and $4,289,000 in fiscal 1997, 1996 and 1995, respectively.


RECLASSIFICATIONS


     Certain reclassifications have been made to the 1996 and 1995 financial statements to conform with the 1997 presentation.


(LOSS) EARNINGS PER SHARE


     (Loss) earnings per share computations are based on the weighted average number of shares of common stock and common stock equivalents oustanding during each of the three years in the period ended June 30, 1997. Total weighted average shares, including common stock equivalents, were 3,166,667 for all three periods presented.


CHANGES IN ACCOUNTING


     During the fourth quarter of 1996, the Company changed its policy of accounting for auxiliary power units ("APU"). Effective April 1, 1996, the Company began capitalizing the APU overhaul costs, similar to the policy for engines and airframes. Previously, the Company had expensed these overhauls. The change was made as a result of a change in the Company's fleet mix and the scheduling of overhauls and was treated as a change in estimate. The impact of the change increased the fiscal 1996 results of operations before tax by approximately $390,000.


FOURTH QUARTER ADJUSTMENTS


     The Company recorded fourth quarter adjustments amounting to approximately $27.6 million, which consisted principally of the costs associated with the return of the 4 leased aircraft of $13.7 million, a physical inventory adjustment of $750,000, an adjustment for accrued ticket penalties of $655,000 and the $12.5 million impairment adjustment, which includes the writeoff of goodwill of $1.2 million and a charge for long-lived asset impairments, primarily aircraft improvements and maintenance overhauls of $11.3 million.

                           CARNIVAL AIR LINES, INC.

4. PROPERTY AND EQUIPMENT


     Property and equipment consist of the following (in thousands):


                                                                       AS OF JUNE 30,
                                                                 ---------------------------
                                                                   1997           1996
                                                                 ------------   ------------
      Flight equipment:
       Airframes and improvements  ...........................    $   7,397      $  19,198
       Engines   .............................................        2,738          4,463
       Maintenance overhaul costs  ...........................        2,662         11,478
                                                                  ---------      ---------
      Total flight equipment .................................       12,797         35,139
      Rotable and repairable equipment   .....................       12,852         10,387
      Furniture and other equipment   ........................        4,751          4,860
      Work in process  .......................................          568          4,748
                                                                  ---------      ---------
      Total property and equipment ...........................       30,968         55,134
      Less - accumulated depreciation and amortization  ......      (14,461)       (20,897)
                                                                  ---------      ---------
                                                                  $  16,507      $  34,237
                                                                  =========      =========

     During 1995, the Company entered into two engine swap transactions. In the first transaction, the Company acquired two engines for approximately $774,000 in exchange for $423,000 in cash and $351,000 in similar equipment. In the second transaction, the Company sold an engine with a net book value of approximately $374,000 for $357,000 in cash and $17,000 in similar equipment. During fiscal 1997, the Company recorded an impairment charge to property and equipment of $11.3 million (see Note 3)


5. LINE OF CREDIT AND NOTE PAYABLE


     In August 1995, the Company negotiated a revolving credit facility with a financial institution which provided funds up to a maximum of $15,000,000 until December 1997. The facility allowed the Company to draw funds at a rate of either LIBOR plus .375% or at the prime rate. The lines required collateralization from the principal shareholder of the parent ("principal shareholder") in addition to being secured by the assets of the Company. At June 30, 1996, there was approximately $10,000,000 outstanding on the line of credit. Interest on the line was charged at LIBOR plus .375% (approximately 5.831% at June 30, 1996).


     On October 2, 1996, the Company renegotiated its line of credit to a maximum of $30 million ("Original Line of Credit") which matures in December 1999 and bears interest at LIBOR plus .375% (approximately 6.06% at June 30,
1997). The principal shareholder provided additional collateral and guaranteed the debt as of October 2, 1996. As of June 30, 1997, the outstanding balance on this portion of the line of credit was $26,050,000 and is classified as long term based upon the December 1999 due date. Additionally, $3.9 million of the available balance was reserved for outstanding letters of credit (see Note 6).


     As of June 30, 1997, the Company triggered events of default under the Original Line of Credit, however, a waiver was obtained from the Lender.


     On June 16, 1997, the Company obtained additional financing under a $5 million line of credit ("Additional $5 million") subject to the same terms, including the principal shareholder's guarantee,

                           CARNIVAL AIR LINES, INC.

5. LINE OF CREDIT AND NOTE PAYABLE--(CONTINUED)

except that the Additional $5 million is payable on August 31, 1997. As of June 30, 1997, the Company had borrowed $2,000,000 under the Additional $5 million which is classified as current in the balance sheet based upon the August 31, 1997 maturity date (see Note 13A).


     Pursuant to the proposed merger agreement, with Pan Am the principal shareholder will contribute $30 million to the merged company which will be used to pay all or a portion of the Original Line of Credit. The principal shareholder will then be released from his guarantee of the Original Line of Credit (see Note 12).


     In August 1997, additional financing from another financial institution was obtained (see Note 13A). Certain of these proceeds were used to repay the Additional $5 million financing.


     On August 1, 1996, the Company entered into an agreement with PCI Engine Trading Parts Purchase/Note Payable Ltd. to purchase certain A300 airframe components. The purchase price was $1,670,000 of which there was a $300,000 cash down payment and the remaining $1,370,000 was financed by a note secured by the airframe components with the seller. The note bears interest at 9% per annum and matures in August 1997. As of June 30, 1997, the remaining two principal payments totalling $228,000 are classified as current and are included with the current portion of the line of credit and note payable in the balance sheet.


6. COMMITMENTS AND CONTINGENCIES


OPERATING LEASES


     As of June 30, 1997, the Company leased 23 of the 25 airplanes in its fleet under operating leases including the sale/leaseback of the aircraft sold to Pan Am (see Note 9). Total rental expense for all operating leases for the years ended June 30, 1997, 1996 and 1995 was approximately $47,778,000, $35,245,000 and $26,966,000, respectively. Included within total rental expense for the years ended June 30, 1997, 1996 and 1995 are aircraft rentals of approximately $38,918,000, $32,177,000 and $25,083,000, respectively, of which approximately $18,921,000, $19,524,000 and $13,429,000, respectively, represent charges based on aircraft use, generally based on aircraft hours.


     As of June 30, 1997, minimum annual rentals, which does not include contingent future rentals based on aircraft use, for all operating leases, with initial terms or remaining terms in excess of one year are as follows (in thousands):



                        JUNE 30,
                         1997
                        ---------
   1998  ............   $23,043
   1999  ............    16,042
   2000  ............    10,514
   2001  ............     5,539
   2002  ............     1,964
   Thereafter  ......     2,028
                        --------
                        $59,130
                        ========

     The future rentals for the 4 returned aircraft are not included in the minimum future annual rentals because the future rental payments for these aircrafts amounting to $3.7 million were accrued as of June 30, 1997.

                           CARNIVAL AIR LINES, INC.

6. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     As of June 30, 1997, the Company has approximately $750,000 of letters of credit outstanding as security deposits for certain of their aircraft operating leases. During June 1997, letters of credit totalling $450,000 were exercised by lessors for 3 out of the 4 aircraft returned to the lessors. Additionally, the Company has approximately $3,172,000 of outstanding letters of credit as security for various other contractual arrangements with suppliers, airport facilities and insurance carriers. These letters of credit are included under the available amount of the Company's line of credit (see Note 5).


RENT EXPENSE


     As of June 30, 1997, the Company had the following minimum rental payments for their office facilities:


   1998   ............   $  610
   1999   ............      494
   2000   ............      240
   2001   ............      240
   Thereafter   ......       --
                         -------
                         $1,584
                         =======

     The Company's principal airport facilities (including the hangar, inventory storage and training facilities) at the Fort Lauderdale airport are leased on a month to month basis. There is no assurance that the Company will be able to continue to lease such facilities.


LITIGATION


     During fiscal 1997, the Company became involved in disputes with two aircraft lessors for 4 aircraft. The first was to recover excess maintenance costs required to bring one aircraft up to standards and a difference in interpretation as to the lease termination date. The second involved a dispute over the lessor's failure to return funds paid to the lessor in reserves for scheduled repairs to the leased aircraft. The Company filed court action and ceased remitting rental and reserve payments. Neither dispute was settled and the courts forced Carnival Air to return the aircraft in July 1997 pending settlement of the disputes. As of June 30, 1997, the Company was in default on the 4 aircraft leases and had been served with notices of termination of the leases and notices to return the aircraft to the lessors. This resulted in a charge of $13.7 million which is presented as a separate line item in the statement of operations. The charge is comprised of a charge for assets related to the 4 returned aircraft, primarily capitalized overhaul costs and receivables from the lessors of $10.0 million, and certain reserves and accruals, primarily future rent for which the Company may be held liable, of $3.7 million.


     In April 1997, the Company received notice of a U.S. customs service penalty for $2.6 million for drugs seized on a Carnival Air Lines flight. Based upon available information, management is unable to determine if a loss is probable or a reasonable estimate of the loss and, therefore, no accrual has been provided as of June 30, 1997.


     In the ordinary course of business, the Company is involved in certain other claims, regulatory compliance investigations, and other legal matters, the outcome of which other than the lease disputes, management does not believe will have a material adverse effect on the Company's operations.

                           CARNIVAL AIR LINES, INC.

6. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

EVENTS OF DEFAULT


     As of June 30, 1997, the Company was in default for failure to pay rents and maintenance on 4 of its aircraft leases. Additionally, certain of its other aircraft leases contain cross-default provisions. However, the Company has not been notified of any defaults, other than the two lessors with the 4 aircrafts, as previously described. The Company has renegotiated deferred rental terms with the majority of its lessors. As a result of these defaults, however, 4 of its aircraft were taken out of service and returned to lessors (see Litigation).


FREQUENT FLYER PROGRAM


     Under the terms of Carnival Air Lines' frequent flyer program, the Company has incurred outstanding commitments to passengers meeting eligibility requirements. In May 1997, the Company entered into an agreement with Pan Am to become a participant in Pan Am's frequent flyer program. Pursuant to this agreement, the Company's frequent flyer program was suspended and Pan Am will honor the Company's prior administrative commitments under the program. Management believes the liability associated with this program to be immaterial to the Company's operations.


ADDITIONAL BOND REQUIREMENTS


     On August 4, 1997, the Company was notified by the Airlines Reporting Corporation ("ARC") that it had failed four financial tests based upon certain quarterly reporting requirements. In accordance with established financial standards for ARC carriers, the Company may be required to post an additional bond or letter of credit amounting to approximately $3,341,000. This would reduce available amounts under the new financing agreement (see Note 13A).


7. Income Taxes


     The (benefit) provision for income taxes for the years ended June 30, 1997, 1996 and 1995 consists of the following (in thousands):


                          YEAR ENDED JUNE 30, 1997              YEAR ENDED JUNE 30, 1996         YEAR ENDED JUNE 30, 1995
                   ---------------------------------------   ------------------------------   -------------------------------
                    FEDERAL        STATE        TOTAL        FEDERAL     STATE     TOTAL      FEDERAL     STATE     TOTAL
                   ------------   ----------   -----------   ---------   -------   --------   ---------   -------   ---------
Current   ......    $      0       $    0       $      0       $   48      $212      $  260    $  908       $52      $  960
Deferred  ......      (1,258)        (140)        (1,398)       1,197       236       1,433      (425)       30        (395)
                    --------       ------       --------      -------     -----     -------    ------       ----     ------
Total  .........    $ (1,258)      $ (140)      $ (1,398)      $1,245      $448      $1,693    $  483       $82      $  565
                    ========       ======       ========      =======     =====     =======    ======       ====     ======

                           CARNIVAL AIR LINES, INC.

7. INCOME TAXES--(CONTINUED)

     The difference between the statutory tax rates and the effective tax rates result from permanent differences the establishment of valuation allowances and the realization of a certain net operating loss in accordance with the tax sharing agreement with the Parent and are computed as follows:


                                                                       YEARS ENDED JUNE 30,
                                                                  ----------------------------
                                                                   1997        1996     1995
                                                                  ----------   ------   ------
   Taxes at federal statutory rate  ...........................     (34)%       34%        34%
   State income taxes effected for federal tax rate   .........      (5)         9          3
   Goodwill amortization (including impairment in 1997)  ......       1          2          2
   Establishment of valuation allowance   .....................      36         20         --
   Release of valuation allowance   ...........................      --         --        (23)
   Other ......................................................      --          2          2
                                                                  -----        ----      ----
                                                                     (2)%       67%        18%
                                                                  -----        ----      ----

     The tax effects of significant items comprising the Company's deferred tax assets and liabilities as of June 30, 1997 and 1996 are as follows (in thousands):


                                                             AS OF JUNE 30,
                                                          ---------------------
                                                             1997        1996
                                                          ---------     -------
 Deferred tax assets:
  Net operating loss carryforwards   ..................   $  21,044     $  479
  Allowance for doubtful accounts .....................         242        169
  Inventory reserves/change in methods  ...............         557        665
  Property and equipment (including impairment)  ......       4,746        393
  Franchise fee .......................................         539        282
  AMT credits   .......................................         948        948
  Accrued bonus .......................................          --        158
  Other accruals   ....................................         618         --
  Other impairment ....................................         489         --
  Other   .............................................          27         42
  Compensation related to option plans  ...............        --          224
                                                          ----------    -------
                                                             29,210      3,360
 Less - valuation allowance ...........................      28,692        500
                                                          ----------    -------
 Net deferred tax assets ..............................         518      2,860
 Less - long-term deferred tax assets   ...............         518      2,090
                                                          ----------    -------
 Net deferred tax assets - current   ..................   $      --     $  770
                                                          ==========    =======
 Deferred tax liabilities:
  Depreciation and amortization   .....................   $     518     $4,190
  Other   .............................................          --         68
                                                          ----------    -------
                                                          $     518     $4,258
                                                          ==========    =======
 Net long-term liabilities  ...........................           0      2,168
                                                          ==========    =======

     The current provision represents federal alternative minimum taxes and state income taxes for fiscal 1996 and 1995.

                           CARNIVAL AIR LINES, INC.

7. INCOME TAXES--(CONTINUED)

     As of June 30, 1994, a valuation allowance was provided to reflect the terms of the tax sharing agreement which limited the recognition of certain net operating loss based on their ultimate utilization in the Parent's federal tax return, for a certain portion of the net operating loss carryforward. This valuation allowance was reversed in fiscal 1995 as certain net operating losses were utilized. As of June 30, 1995, no valuation allowance had been provided against the deferred tax asset because it was management's belief, based on the weight of available evidence as prescribed in SFAS 109, that the deferred tax assets as of June 30, 1995, were more likely than not to be realized. As of June 30, 1996, a valuation allowance was provided for certain of the AMT credits because it was management's belief based on the weight of available evidence as prescribed in SFAS 109 that these credits may not be realized. As of June 30, 1997, a valuation allowance was provided for $28,692,000 because it was management's belief based on the weight of available evidence as prescribed in SFAS 109 that the benefit of these assets may not be realized.


     As of June 30, 1997, the Company had approximately $53,576,000 of tax net operating loss carryforwards which expire, if unused, in fiscal 2011-2012. If a change in ownership were to occur, the annual utilization of net operating losses may be limited.


8. EMPLOYEE BENEFITS AND OPTIONS


     In August 1993 the Company adopted an Employee Stock Purchase Plan (the "Plan"). Under the terms of the Plan, no amounts subscribed could be exchanged for shares until at least 90 days following an initial public offering ("IPO") of the Company's common stock. If an IPO was not completed by November 1995, all subscriptions received, plus interest, would be returned to employees. Since an IPO was not completed by the specified date within the Plan, the Plan expired and the subscriptions along with interest were returned to the employees in November 1995.


     On January 1, 1991, the Company established the Carnival Air Lines, Inc. Employee Savings and Protection Plan (the 401(k) Plan) under section 401(k) of the Internal Revenue Code. The 401(k) Plan is a defined contribution plan which covers substantially all employees. Employer contributions are discretionary. No employer contributions have been made since the Plan's inception.


     In July 1990, the Company granted common stock options to certain key executives to acquire up to 10% of the common stock of the Company for $100,000. These options, which vested in July 1992, were exercised for 316,667 shares of common stock in March 1996. As a result of a change in the Plan, the Plan's measurement date was altered and the Company recorded approximately $570,000 in compensation expense upon the exercise of these options in fiscal 1996. In addition, a one-time special bonus was awarded by the Board of Directors to the key executives to cover all personal income taxes associated with the exercise of the stock options amounting to approximately $396,000 in fiscal 1996. The Company has the right of first refusal to repurchase the shares at book value which lapses upon a public offering.


9. RELATED PARTY TRANSACTIONS


     In March 1989, Carnival Air Lines entered into an agreement with Carnival Corporation for the use of the "Carnival" name and logo. The agreement was amended in June 1993 to provide that the Company pays a fee equal to .25% of total revenue plus 5% of net profit. The agreement was further amended in April 1996 to extend the terms of the agreement through June 2006. The agreement

                           CARNIVAL AIR LINES, INC.

9. RELATED PARTY TRANSACTIONS--(CONTINUED)

provides for early termination upon certain conditions. Pursuant to the proposed merger agreement, subsequent to the merger, the Carnival name and logo will not be used by the merged company to promote its ongoing business. The expense for the years ended June 30, 1997, 1996 and 1995 was approximately $655,000, $718,000 and $584,000, respectively. The balance due Carnival Corporation at June 30, 1997 and 1996 was approximately $1,373,000 (including the 1996 fees which are accruing interest at LIBOR) and $718,000, respectively.



     The Company generates revenue from the sale of airline tickets for Carnival Corporation's cruise line passengers. Revenues related to this arrangement for the years ended June 30, 1997, 1996 and 1995 were $1,531,000, $2,183,000 and $2,386,000, respectively.


     During June 1994, the Company entered into a charter agreement with the Miami Heat, a professional basketball team. The principal shareholder of the Parent is the managing partner of the Miami Heat. The contract is for a three year term starting with the 1995 season and will provide charter service revenue of approximately $700,000 a year plus a variable amount based on block hour usage. Revenues relating to this contract were $1,679,000 and $1,796,000 for the fiscal year ended June 30, 1997 and 1996, respectively. In addition, the agreement requires certain aircraft specifications including configuration of the interior, team name and logo and other items.


     Carnival Corporation provides professional services to the Company and bills such services on an hourly basis at prevailing rates. The aggregate amounts paid by the Company to Carnival Corporation for these professional services during fiscal 1997, 1996 and 1995 were approximately $167,000, $76,000 and $52,000, respectively.


     The Company has an arrangement with Carnival Corporation pursuant to which Company employees are entitled to take one complimentary 7-day cruise and one 3-4 day cruise annually on a space available basis on Carnival Corporation cruise ships. Company employees may also receive confirmed reservations by paying 50% of the regular fare for cabins and 65% of the regular fare for suites. Similarly, Carnival Corporation employees are entitled to fly on the Company's aircraft on a space available basis for $50 per one-way flight. Management believes that the costs of these arrangements, which cannot be determined with any degree of certainty, are insignificant to the Company. These arrangements may be terminated by either the Company or Carnival Corporation at any time.


PAN AM TRANSACTIONS


     Subsequent to the signing of the acquisition agreement, Carnival Air Lines and Pan Am commenced a relationship to cross utilize services where possible if beneficial to both companies.


     These activities were focused on obtaining better utilization of Carnival Air Lines' existing fleet by providing subservice and wet leasing aircraft to Pan Am and eliminating Pan Am's reliance on a third party for expansion. Pan Am has furnished ground handling services for Carnival Air Lines at three locations for a total cost of approximately $300,000 for the year ended June 30, 1997. Carnival Air lines performed service consisting of subservice and wet lease services to Pan Am for a total cost of $5,010,000 for the year ended June 30, 1997. Pan Am purchased one aircraft from Carnival for $3,500,000 and support inventory for $1,500,000. A loss of approximately $240,000 was recognized on this transaction. Carnival subsequently leased the aircraft back from Pan Am for $30,625 per month.

                           CARNIVAL AIR LINES, INC.

9. RELATED PARTY TRANSACTIONS--(CONTINUED)

     Carnival also furnished Pan Am with miscellaneous services for $250,000.


10. OTHER MATTERS


     Federal Aviation Association (FAA) regulations require all corporations operating aircraft in the United States to comply with lower noise standards. Aircraft meeting the lower noise standards are known as Stage III aircraft while all other aircraft are considered Stage II. All aircraft must meet Stage III requirements by December 31, 1999 with interim Stage III requirements of 55%, 65% and 75% by December 31, 1994, 1996, and 1998, respectively. The Company was in compliance with Stage III requirements as of December 31, 1996 and, based on planned fleet rotation, is scheduled to be in compliance at December 31, 1997.


11. UNIONIZATION


     Through July 1997, flight deck crew members, flight attendants and dispatchers voted to become members of their respective industry unions. The Company has been notified by certain of the unions regarding initial collective bargaining agreements. Negotiations have not commenced. These unionizations could increase the Company's labor costs which could have a material adverse effect on the Company.


12. PROPOSED MERGER


     On March 20, 1997 (as amended on July 8 and July 9), the Company entered into an acquisition agreement, as amended (the "Merger Agreement"), with Pan Am pursuant to which the Company will be acquired by Pan Am. Upon consummation of the Merger, the shareholders of the Company will receive 9,523,810 shares of Pan Am Common Stock which will represent approximately 46% of the then outstanding shares of common stock. The consummation of the Merger is subject to the satisfaction of a limited number of conditions, including the approval by Pan Am's shareholders of the issuance of the shares of Common Stock to be issued in connection with the Merger. One of the requirements of the Merger is that the Company's principal shareholder will contribute $30 million which will be used to retire the Original Line of Credit and remove the guarantee on the Original Line of Credit. The Merger Agreement provides for very limited circumstances under which a party may terminate the Merger Agreement. It is currently anticipated that the Merger will be consummated in September 1997.


13. SUBSEQUENT EVENT


     A. Additional Financing


     On August 1, 1997, Carnival Air, as borrower, Pan Am and the Company's principal shareholder, as guarantors, and a Lender executed a Credit Agreement (the "Credit Agreement"), under which the Lender will provide two revolving credit bridge facilities (each a "Facility" and collectively, the "Facility") of up to an aggregate of $25 million for use by Carnival Air for working capital and general corporate purposes and for the repayment by Carnival Air of up to $5 million in existing bank debt. Each of the Facilities permit Carnival Air to borrow up to $12.5 million subject to certain conditions, with borrowings under such Facilities maturing one year after the date of closing, subject to certain repayment requirements. The Facilities will bear interest at the sum of (x) the greater of (1) the Federal Fund rate plus 0.5% or (2) the prime rate plus (y) the applicable margins. The applicable margins range

                           CARNIVAL AIR LINES, INC.

13. SUBSEQUENT EVENT--(CONTINUED)

from 0% to 6% depending on the Facility and the period in which they are outstanding. The Company is required to pay to the lender substantial fees relating to this facility. Pan Am, Carnival Air, and the guarantor entered into an agreement pursuant to which Carnival Air, prior to the merger, and Pan Am, after consummation of the merger, will pay to the guarantor certain fees for the guarantee. The credit agreement contains certain covenants and the Company's obligations are secured by substantially all of its assets. The Company immediately borrowed $4.5 million on this facility to repay the balance outstanding on the additional $5 million line (see Note 5). As of August 15, 1997, the Company had borrowed $10 million on these facilities.

ITEM 7(b)


               PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

         The following pro forma combined condensed balance sheet data as of June 30, 1997 and the pro forma combined condensed income statements for the six months ended June 30, 1997 and for year ended December 31, 1996, give effect to the merger of Pan Am and Carnival Air (the "Merger") accounted for using the purchase method of accounting. The pro forma combined condensed balance sheet as of June 30, 1997 is shown as further adjusted to give effect to the proposed $100 million convertible preferred stock offering and the subsequent use of proceeds therefrom. The pro forma financial data are provided for comparative purposes only and do not purport to be indicative of the results which actually would have been obtained if the Merger had been effected on the date indicated or of those results which may be obtained in the future.

         The pro forma combined condensed financial data assume the Merger had occurred (i) January 1, 1996 for the purposes of pro forma combined condensed income statements and (ii) as of June 30, 1997 for the purposes of the pro forma combined condensed balance sheet data.


          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                                INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                   HISTORIAL
                                   ------------------------------------------                          PRO FORMA
                                         PAN AM                CARNIVAL AIR       ADJUSTMENTS          COMBINED
                                   -------------------     -----------------     ----------------  ---------------
Revenues.............................$   10,441          $  261,657                                $   272,098
Operating costs and expenses.........    22,377             229,175            $    7,960 (14)         259,512
Selling, general and administrative
   expenses..........................    16,404              52,589                  (717)(10)          68,276
                                     ----------          ----------            ----------          -----------
   Operating income (loss)...........   (28,340)            (20,107)               (7,243)             (55,690)
Other income (expense), net..........       941                (488)                   97 (10)             550
                                     ----------          ----------            ----------          -----------
   Income (loss) before provision for
     income taxes....................   (27,399)            (20,595)               (7,146)             (55,140)
Provision for income taxes...........      (155)               (865)                                    (1,020)(5)
                                     ----------          ----------            ----------          -----------
   Net loss .........................$  (27,554)         $  (21,460)           $   (7,146)         $   (56,160)
                                     ==========          ==========            ==========          ===========
Net loss per share...................$    (3.89)         $    (6.78)                               $     (3.38)(3)(15)
                                     ==========          ==========            ==========          ===========
Weighted average shares
 outstanding......................... 7,078,041           3,166,667             9,523,810 (1)       16,601,851 (3)(15)
                                     ==========          ==========            ==========          ===========

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                                INCOME STATEMENT
                         SIX MONTHS ENDED JUNE 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               HISTORICAL
                                     -------------------------------
                                           PAN AM      CARNIVAL AIR                                         PRO FORMA
                                      JUNE 30, 1997    JUNE 30, 1997                 ADJUSTMENTS            COMBINED
                                     --------------    -------------                -------------       ------------
Revenues........................     $   51,283       $      140,048             $     (145)(11)         $   191,186
Operating costs and expenses....         83,445              168,746                   (364)(10)             255,662
                                                                                      3,980 (14)
                                                                                       (145)(11)
Costs associated with
   returned aircraft............                              13,695                                          13,695
Impairment loss.................                              12,536                                          12,536
                                     ----------       --------------            -----------              -----------
  Operating income (loss).......        (32,162)             (54,929)                (3,616)                 (90,707)
Other income (expense), net.....            549                 (763)                   821 (10)                 607
                                     ----------       --------------            -----------              -----------
   Income (loss) before provision
   for income taxes.............        (31,613)             (55,692)                (2,795)                 (90,100)
Provision (benefit) for income
   taxes........................                              (1,398)                                         (1,398)(5)
                                     ----------       --------------            -----------              -----------
   Net loss ....................     $  (31,613)      $      (54,294)                (2,795)             $   (88,702)
                                     ==========       ==============            ===========              ===========
Net loss per share..............     $    (2.87)      $       (17.15)                                    $     (4.29)(3)(15)
                                     ==========       ==============            ===========              ===========

Weighted average shares
 outstanding....................     11,143,796            3,166,667              9,523,810 (1)           20,667,606 (3)(15)
                                     ===========       =============            ===========              ===========

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                                  BALANCE SHEET
                               AS OF JUNE 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                                          PRO FORMA
                                                                                                                          COMBINED
                                                      HISTORICAL                                           PROPOSED        AFTER
                                                 -------------------                      PRO FORMA        OFFERING       PROPOSED
                                                 PAN AM    CARNIVAL AIR  ADJUSTMENTS      COMBINED (13)   ADJUSTMENT      OFFERING
                                                 ------    ------------  -----------      -----------     ----------      ---------
ASSETS
CURRENT ASSETS:
         Cash and cash equivalents............    $19,111     $   674    $ 14,450            $ 34,235       $59,000        $ 93,235
         Deposits held in escrow..............                  1,057                           1,057                         1,057
         Trade accounts receivable............     12,944      10,390                          23,334                        23,334
         Expendable aircraft parts............        262         786                           1,048                         1,048
         Deposits.............................                    443                             443                           443
         Prepaid expenses and other assets....      3,834       6,222                          10,056                        10,056
                                                  -------     -------    --------            --------       -------        --------
                  Total current assets........     36,151      19,572      14,450              70,173        59,000         129,173
PROPERTY - Net................................     13,651      16,507       5,668 (13)         35,826                        35,826
INTANGIBLE ASSETS.............................                            104,851 (13)        104,851                       104,851
OTHER ASSETS..................................     10,254       2,061                          12,315                        12,315
                                                  -------     -------    --------            --------       -------        --------
TOTAL ASSETS..................................    $60,056     $38,140    $124,969            $223,165       $59,000        $282,165
                                                  =======     =======    ========            ========       =======        ========
LIABILITIES AND SHAREHOLDERS'
EQUITY
CURRENT LIABILITIES:
         Accounts payable and current portion
           of long term debt..................    $13,206     $26,544    $ (2,000)(4)        $ 37,750                      $ 37,750
         Air traffic liability................     14,596      24,019                          38,615                        38,615
         Other accrued expenses...............      3,269      30,617                          33,886                        33,886
                                                  -------     -------    --------            --------       -------        --------
                  Total current liabilities...     31,071      81,180      (2,000)            110,251                       110,251
                                                  -------     -------    --------            --------       -------        --------
OTHER LIABILITIES
         Long term debt.......................          9      26,050     (26,050)(4)               9                             9

         Long term debt, NationsBank..........                              7,500 (6)           7,500        (7,500)(8)
         Dade County Bridge Loan..............      5,000                                       5,000        (5,000)(8)
         Other deferred liabilities...........      3,281                                       3,281                         3,281
                                                  -------     -------    --------            --------       -------        --------
                  Total other liabilities.....      8,290      26,050     (18,550)             15,790       (12,500)          3,290
                                                  -------     -------    --------            --------       -------        --------
         Stock subscription and warrants......     10,978                 (10,357)(7)             621                           621
                                                  -------     -------    --------            --------       -------        --------

SHAREHOLDERS' EQUITY:
         Convertible preferred stock-Series A.     15,000                                      15,000       (15,000)(8)
         Convertible preferred stock-Series B.     13,500                   5,000 (9)          18,500       (18,500)(9)
         Convertible preferred stock-proposed.                                                              100,000 (6)     100,000
         Common stock.........................          1           1             (2)               2                             2
         Capital in excess of par value.......     40,425       2,019      79,766 (4)(7)(13)  122,210        17,215         139,425
         Accumulated deficit..................    (59,168)    (71,110)     71,110 (13)        (59,168)      (12,215)(8)(9)  (71,383)
         Receivables from officers and
         shareholders.........................        (41)                                        (41)                          (41)
                                                  -------     -------    --------            --------       -------        --------
                    Total shareholders' equity
                          (deficit)...........      9,717     (69,090)    155,876              96,503        71,500         168,003
                                                  -------     -------    --------            --------       -------        --------
TOTAL LIABILITIES AND SHAREHOLDERS'
    EQUITY....................................    $60,056     $38,140    $124,969            $223,165       $59,000        $282,165
                                                  =======     =======    ========            ========       =======        ========

                 NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL INFORMATION



(1) The weighted average shares outstanding have been adjusted to reflect the exchange of 9,523,810 shares of Common Stock for all outstanding shares of Carnival Air Common Stock. No consideration has been given to the pro forma effect of the issuance of the Convertible Preferred Stock and related warrants on post-merger net loss per share as the effect would be antidilutive.
(2) The Unaudited Pro Forma Combined Condensed Balance Sheet reflects the issuance of 9,523,810 shares of Common Stock for all outstanding shares of Carnival Air Common Stock as provided by the Merger Agreement.
(3) Pro forma per share amounts are based on historical per share amounts, as adjusted and after giving effect to the exchange of 9,523,810 shares of Common Stock for outstanding shares of Carnival Air Common Stock.
(4) As contemplated in the Merger Agreement, an affiliate of the primary shareholder of Carnival Air, is required to contribute $30.0 million in cash to Carnival Air prior to closing in exchange for 1,900,000 shares of Carnival Air Common Stock. All or a portion of the contribution will be utilized to discharge, pay in full and cancel the Barnett Bank credit facility (bearing interest at 6.1% as of June 30, 1997) and to procure the release of his personal guarantee of the Barnett Bank credit facility and the release of AHC's limited recourse guaranty.
(5) Carnival Air is included in its parent's consolidated federal tax return; however, income tax expense was recorded on a separate company basis with certain limitations. Had income tax expense been recorded on a separate company basis without limitation, the effect would have been immaterial.
(6) Reflects the borrowings under a one year revolving credit bridge facility which bears interest at various rates commencing at prime plus 3%. Further, it is assumed the loan is repaid from the proceeds of the proposed convertible preferred stock offering. (See Note 8).
(7) Concurrent with the Merger, it is anticipated that the Pan Am shareholders will approve a certain transaction to purchase buildings and real property for which the Company issued 1,294,625 warrants. Upon approval, it is expected that such warrants will be converted into an equal number of shares of Common Stock.
(8) Reflects the net proceeds from the proposed convertible preferred stock offering, the extinguishment of certain debt totaling $12.5 million, redemption of the Series A Preferred Stock for $22.5 million and the issuance of 1,764,706 warrants.
(9) Reflects the sale of $5.0 million of the Series B Preferred Stock and subsequent conversion of the entire Series B Preferred Stock for approximately 3,083,333 shares of Common Stock.
(10) To give effect to the elimination of the interest expense associated with the Carnival Air debt retired as described above, and the franchise fee charged by Carnival Corporation.
(11) To give effect to the elimination of the revenues and expenses relating to the sublease of one B727 aircraft from Pan Am to Carnival Air.
(12) Expenses related to the Merger, estimated to total $2.2 million, will be capitalized.
(13) Represents the premium paid after the application of purchase accounting to identifiable tangible and intangible assets and the elimination of Carnival Air's equity. Intangible assets are comprised of approximately $94.6 million of goodwill and approximately $10.3 million of asset value associated with aircraft leases containing terms which are more favorable than those available in the current market.
(14) To reflect amortization of additional tangible and intangible assets generated by the Merger on a straight line basis over a period of 3 to 25 years.
(15) Net income (loss) per share and weighted average shares outstanding do not give effect to the assumed redemption of the Series A Preferred Stock, the conversion or redemption of Series B Preferred Stock and the exercise of associated warrants, including the warrants issued to NationsBank, as the effects would be antidilutive.

ITEM 7(c)

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




         We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-29659) of Pan Am Corporation of our report dated August 15, 1997 relating to the financial statements of Carnival Air Lines, Inc., which appears in the Current Report on Form 8-K of Pan Am Corporation dated August 29, 1997.





PRICE WATERHOUSE LLP
Fort Lauderdale, Florida
August 29, 1997

                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   PAN AM CORPORATION




                                   By:   /S/ JOHN J. OGILBY, JR.
                                      ---------------------------------
                                       John J. Ogilby, Jr.
                                       Chief Financial Officer and
                                       General Counsel





Dated: August 29, 1997